Exhibit (d) (iv) under Form N-1A
                                              Exhibit 10 under Item 601/Reg, S-K

                                ASSIGNMENT of
                      INVESTMENT MANAGEMENT CONTRACT and
                            SUB-ADVISORY AGREEMENT
                            Federated Index Trust


      THIS ASSIGNMENT is entered into as of January 1, 2004 by and between FEDERATED INVESTMENT MANAGEMENT COMPANY, a Delaware statutory trust ("FIMC"), and FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA, a Delaware statutory trust ("FEMCOPA").

      WHEREAS, FIMC, then known as Federated Management, entered into an Investment Management Contract and an amendment thereto dated as of June 1, 2001 (collectively, the "Management Contract") with Federated Index Trust, a Massachusetts business trust (the "Trust"), including the Exhibits thereto making the Contract applicable to the following portfolios of the trust (the "Funds"):

      Exhibit    Date                Fund
         A       July 2, 1990        Federated Max-Cap Index Fund
         B       July 7, 1992        Federated Mini-Cap Index Fund
         C       July 7, 1992        Federated Mid-Cap Index Fund

      WHEREAS, FIMC and the Trust entered into a Subadvisory Agreement dated as of March 27, 2003 with respect to the Funds with Fund Asset Management, L.P., a Delaware limited partnership;

      WHEREAS, FIMC desires to assign to FEMCOPA its rights, duties and responsibilities with respect to each of the Funds under the Management Contract and under the aforementioned Subadvisory Agreement (together with the Management Agreement, collectively the "Contracts"), and FEMCOPA desires to accept such assignments from FIMC; and

      WHEREAS, the Board of Trustees of the Trust has approved the assignment of the Contracts from FIMC to FEMCOPA;

      KNOW ALL MEN BY THESE PRESENTS THAT:

      In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, FIMC does hereby assign to FEMCOPA all of its rights, duties and responsibilities with respect to the Funds named above under the Contracts described above, and FEMCOPA does hereby accept such assignment.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives as of the date first hereinabove set forth.


FEDERATED INVESTMENT                FEDERATED EQUITY MANAGEMENT
MANAGEMENT COMPANY                  COMPANY OF PENNSYLVANIA


By:  /s/ G. Andrew Bonnewell        By:  /s/ Keith M. Schappert
   ---------------------------         ---------------------------
Name:  G. Andrew Bonnewell          Name  Keith M. Schappert:
Title:  Vice President              Title:  President



                           LIMITED POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, dated as of January 1, 2004, that Federated Index Trust, a business trust duly organized under the laws of the Commonwealth of Massachusetts (the "Trust"), does hereby nominate, constitute and appoint Federated Management Company of Pennsylvania, a statutory trust duly organized under the laws of the State of Delaware (the "Adviser"), to act hereunder as the true and lawful agent and attorney-in-fact of the Trust, acting on behalf of each of the series portfolios for which the Adviser acts as investment adviser shown on Schedule 1 attached hereto and incorporated by reference herein (each such series portfolio being hereinafter referred to as a "Fund" and collectively as the "Funds"), for the specific purpose of executing and delivering all such agreements, instruments, contracts, assignments, bond powers, stock powers, transfer instructions, receipts, waivers, consents and other documents, and performing all such acts, as the Adviser may deem necessary or reasonably desirable, related to the acquisition, disposition and/or reinvestment of the funds and assets of a Fund of the Trust in accordance with Adviser's supervision of the investment, sale and reinvestment of the funds and assets of each Fund pursuant to the authority granted to the Adviser as investment adviser of each Fund under that certain investment advisory contract dated July 2, 1990 by and between the Adviser and the Trust (such investment advisory contract, as may be amended, supplemented or otherwise modified from time to time is hereinafter referred to as the "Investment Advisory Contract").

      The Adviser shall exercise or omit to exercise the powers and authorities granted herein in each case as the Adviser in its sole and absolute discretion deems desirable or appropriate under existing circumstances. The Trust hereby ratifies and confirms as good and effectual, at law or in equity, all that the Adviser, and its officers and employees, may do by virtue hereof. However, despite the above provisions, nothing herein shall be construed as imposing a duty on the Adviser to act or assume responsibility for any matters referred to above or other matters even though the Adviser may have power or authority hereunder to do so. Nothing in this Limited Power of Attorney shall be construed (i) to be an amendment or modifications of, or supplement to, the Investment Advisory Contract, (ii) to amend, modify, limit or denigrate any duties, obligations or liabilities of the Adviser under the terms of the Investment Advisory Contract or (iii) exonerate, relieve or release the Adviser any losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Adviser (x) under the terms of the Investment Advisory Contract or (y) at law, or in equity, for the performance of its duties as the investment adviser of any of the Funds.

      The Trust hereby agrees to indemnify and save harmless the Adviser and its trustees, officers and employees (each of the foregoing an "Indemnified Party" and collectively the "Indemnified Parties") against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Indemnified Party, other than as a consequence of gross negligence or willful misconduct on the part of an Indemnified Party, arising out of or in connection with this Limited Power of Attorney or any other agreement, instrument or document executed in connection with the exercise of the authority granted to the Adviser herein to act on behalf of the Trust, including without limitation the reasonable costs, expenses and disbursements in connection with defending such Indemnified Party against any claim or liability related to the exercise or performance of any of the Adviser's powers or duties under this Limited Power of Attorney or any of the other agreements, instruments or documents executed in connection with the exercise of the authority granted to the Adviser herein to act on behalf of the Trust, or the taking of any action under or in connection with any of the foregoing. The obligations of the Trust under this paragraph shall survive the termination of this Limited Power of Attorney with respect to actions taken by the Adviser on behalf of the Trust during the term of this Limited Power of Attorney. No Fund shall have any joint or several obligation with any other Fund to reimburse or indemnify an Indemnified Party for any action, event, matter or occurrence performed or omitted by or on behalf of the Adviser in its capacity as agent or attorney-in-fact of the Trust acting on behalf of any other Fund hereunder.

      Any person, partnership, corporation or other legal entity dealing with the Adviser in its capacity as attorney-in-fact hereunder for the Trust is hereby expressly put on notice that the Adviser is acting solely in the capacity as an agent of the Trust and that any such person, partnership, corporation or other legal entity must look solely to the Trust in question for enforcement of any claim against the Trust, as the Adviser assumes no personal liability whatsoever for obligations of the Trust entered into by the Adviser in its capacity as attorney-in-fact for the Trust.

      Each person, partnership, corporation or other legal entity which deals with a Fund of the Trust through the Adviser in its capacity as agent and attorney-in-fact of the Trust, is hereby expressly put on notice (i) that all persons or entities dealing with the Trust must look solely to the assets of the Fund of the Trust on whose behalf the Adviser is acting pursuant to its powers hereunder for enforcement of any claim against the Trust, as the Trustees, officers and/or agents of such Trust, the shareholders of the various classes of shares of the Trust and the other Funds of the Trust assume no personal liability whatsoever for obligations entered into on behalf of such Fund of the Trust, and (ii) that the rights, liabilities and obligations of any one Fund are separate and distinct from those of any other Fund of the Trust.

      The execution of this Limited Power of Attorney by the Trust acting on behalf of the several Funds shall not be deemed to evidence the existence of any express or implied joint undertaking or appointment by and among any or all of the Funds. Liability for or recourse under or upon any undertaking of the Adviser pursuant to the power or authority granted to the Adviser under this Limited Power of Attorney under any rule of law, statute or constitution or by the enforcement of any assessment or penalty or by legal or equitable proceedings or otherwise shall be limited only to the assets of the Fund of the Trust on whose behalf the Adviser was acting pursuant to the authority granted hereunder.

      The Trust hereby agrees that no person, partnership, corporation or other legal entity dealing with the Adviser shall be bound to inquire into the Adviser's power and authority hereunder and any such person, partnership, corporation or other legal entity shall be fully protected in relying on such power or authority unless such person, partnership, corporation or other legal entity has received prior written notice from the Trust that this Limited Power of Attorney has been revoked. This Limited Power of Attorney shall be revoked and terminated automatically upon the cancellation or termination of the Investment Advisory Contract between the Trust and the Adviser. Except as provided in the immediately preceding sentence, the powers and authorities herein granted may be revoked or terminated by the Trust at any time provided that no such revocation or termination shall be effective until the Adviser has received actual notice of such revocation or termination in writing from the Trust.

      This Limited Power of Attorney constitutes the entire agreement between the Trust and the Adviser, may be changed only by a writing signed by both of them, and shall bind and benefit their respective successors and assigns; provided, however, the Adviser shall have no power or authority hereunder to appoint a successor or substitute attorney in fact for the Trust.

      This Limited Power of Attorney shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws. If any provision hereof, or any power or authority conferred upon the Adviser herein, would be invalid or unexercisable under applicable law, then such provision, power or authority shall be deemed modified to the extent necessary to render it valid or exercisable while most nearly preserving its original intent, and no provision hereof, or power or authority conferred upon the Adviser herein, shall be affected by the invalidity or the non-exercisability of another provision hereof, or of another power or authority conferred herein.

      This Limited Power of Attorney may be executed in as many identical counterparts as may be convenient and by the different parties hereto on separate counterparts. This Limited Power of Attorney shall become binding on the Trust when the Trust shall have executed at least one counterpart and the Adviser shall have accepted its appointment by executing this Limited Power of Attorney. Immediately after the execution of a counterpart original of this Limited Power of Attorney and solely for the convenience of the parties hereto, the Trust and the Adviser will execute sufficient counterparts so that the Adviser shall have a counterpart executed by it and the Trust, and the Trust shall have a counterpart executed by the Trust and the Adviser. Each counterpart shall be deemed an original and all such taken together shall constitute but one and the same instrument, and it shall not be necessary in making proof of this Limited Power of Attorney to produce or account for more than one such counterpart.

      IN WITNESS WHEREOF, the Trust has caused this Limited Power of Attorney to be executed by its duly authorized officer as of the date first written above.

                                       Federated Index Trust


                                       By:  /s/ J. Christopher Donahue
                                          ------------------------------
                                       Name:  J. Christopher Donahue
                                       Title:  President






Accepted and agreed to this
January 1, 2004

Federated Equity Management Company
of Pennsylvania


By:  /s/ Keith M. Schappert
Name:  Keith M. Schappert
Title:  President


                                  Schedule 1
                         to Limited Power of Attorney
                         dated as of January 1, 2004
                           by Federated Index Trust
                           (the Trust "), acting on
                   behalf of each of the series portfolios
                         listed below, and appointing
             Federated Equity Management Company of Pennsylvania
                         the attorney-in-fact of the
                                    Trust


                          List of Series Portfolios

                         Federated Max-Cap Index Fund
                         Federated Mid-Cap Index Fund
                        Federated Mini-Cap Index Fund